Exhibit 10.1

FORM OF AGREEMENT AS OF 3/1/06

CITADEL BROADCASTING CORPORATION

FORM OF PERFORMANCE SHARE AGREEMENT

for use under the

Amended and Restated 2002 Stock Option and Award Plan

Reference Number: 001-A

THIS AGREEMENT, dated as of [DATE OF GRANT] (“Date of Grant”), is entered into between Citadel Broadcasting Corporation, a Delaware corporation (together with any successor thereto by merger, consolidation, acquisition of substantially all the assets thereof or otherwise, the “Company”), and [EMPLOYEE’S FULL NAME] (“Employee”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that Employee shall be granted shares of the Company’s common stock, par value $0.01 per share (together with any securities of the Company which may be issued with respect to the shares by virtue of any stock split, combination, stock dividend, recapitalization or exchange of stock, the “Common Stock”), subject to the restrictions stated below and in accordance with the terms and conditions of the Citadel Broadcasting Corporation Amended and Restated 2002 Stock Option and Award Plan (also referred to from time to time by the Company as the Amended and Restated 2002 Long Term Incentive Plan) (as amended from time to time, the “Plan”), a copy of which can be obtained by written or telephonic request to the Secretary of the Company. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Grant and Issuance of Stock.

Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to Employee (the “Award”) [NUMBER] performance-vesting shares of Common Stock (to be “Performance Shares” hereunder), subject to all of the restrictions hereinafter set forth. The Performance Shares shall be issued in the name of Employee as soon as reasonably practicable after the Date of Grant; provided that Employee has executed and delivered to the Company this Agreement evidencing the Award, the appropriate blank stock powers (a form of which is attached hereto as Exhibit A) and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of the Performance Shares.

2. Vesting Requirements; Schedule.

This Award is subdivided into [NUMBER] tranches, “Tranche A” and “Tranche B” [modify as appropriate] each of which constitutes [FRACTION] of the Award ([NUMBER] Performance Shares).

(a) Tranche A. (i) Subject to the terms and conditions set forth in this Section 2, and subject to the accelerated vesting provisions of Section 7 hereof and the forfeiture provisions of Section 8 hereof, (A) provided that the Committee certifies in writing that the Tranche A Performance Objective (as such term is defined below) has been achieved as of [DATE AT END OF PERFORMANCE PERIOD], and (B) provided that Employee satisfies the continuous employment requirement of Section 2(c), Tranche A of this Award will vest on the [VESTING DATE] (the “Tranche A Vesting Date”).1

(ii) The “Tranche A Performance Objective” shall mean that for the [LENGTH OF PERFORMANCE PERIOD] commencing [DATE AT BEGINNING OF PERFORMANCE PERIOD], [INSERT PERFORMANCE OBJECTIVE].

(b) Tranche B. (i) Subject to the terms and conditions set forth in this Section 2, and subject to the accelerated vesting provisions of Section 7 hereof and the forfeiture provisions of Section 8 hereof, (A) provided that the Committee certifies in writing that the Tranche B Performance Objective (as such term is defined below) has been achieved as of [DATE AT END OF PERFORMANCE PERIOD], and (B) provided that Employee satisfies the continuous employment requirement of Section 2(c), Tranche B of this Award will vest on the [VESTING DATE] date of the Date of Grant (the “Tranche B Vesting Date”).

(ii) The “Tranche B Performance Objective” shall mean that for the [LENGTH OF PERFORMANCE PERIOD] commencing [DATE AT BEGINNING OF PERFORMANCE PERIOD], [INSERT PERFORMANCE OBJECTIVE].

(c) Continuous Employment Requirement. The right of Employee to receive payment of this Award shall become vested as provided in Section 2(a) or 2(b) hereof, as applicable, only if Employee remains continuously employed by the Company or one of its subsidiaries from the Date of Grant until (i) the Tranche A Vesting Date, in the case of Tranche A, or (ii) the Tranche B Vesting Date, in the case of Tranche B (including Tranche A, if reclassified as an additional portion of Tranche B). [modify as appropriate]

(d) On the applicable vesting date, all of the Performance Shares for which the applicable requirements of this Section 2 have been satisfied shall become fully vested to the extent that the Performance Shares have not previously been forfeited, and the Restrictions (as defined below) shall lapse and have no further force or effect with respect thereto.

3. Restrictions.

(a) With respect to each share of the Performance Shares, the period of time between the Date of Grant and the date on which such Performance Share becomes fully vested in accordance with Section 2 hereof is referred to herein as the “Restriction Period.”

[1]	Performance Share Agreements for executive officers, may, at the sole discretion of the Committee, provide that in the event the performance objective is not satisfied during the performance period for Tranche A, such tranche shall be treated as if it were an additional portion of Tranche B, and so reclassified, then shall be subject to vesting under the terms and conditions that govern the vesting of Tranche B (and provide a similar rollover if there are more than two tranches of the Award).

(b) No Performance Share and/or rights or privileges granted hereunder may be sold, transferred (whether by operation of law or otherwise) or otherwise disposed of, be pledged or otherwise hypothecated or be subject to execution, attachment or similar process until such Performance Share becomes vested in accordance with Section 2 hereof (collectively, the “Restrictions”). Upon any attempt to effect any such disposition, or upon the levy of any such process, such disposition or levy shall immediately become null and void.

4. Legend.

All certificates representing any Performance Shares that are subject to the provisions of this Agreement shall have endorsed thereon (i) any appropriate legends that may be, in the judgment of the Company, necessary or desirable in order to achieve compliance with the United States Securities Act of 1933, as amended, or the securities laws of any state or any other law and (ii) the following legend:

“The shares represented by this certificate are subject to certain restrictions pursuant to an agreement between Citadel Broadcasting Corporation and the registered holder, a copy of which is on file at the principal office of Citadel Broadcasting Corporation.”

5. Escrow.

(a) The certificate or certificates evidencing the Performance Shares subject hereto shall be delivered to and deposited with the Secretary of the Company as Escrow Agent in this transaction or his or her designee. The Performance Shares may also be held in a restricted book entry account in the name of Employee. Such certificates or such book entry shares are to be held by the Escrow Agent until termination of the Restriction Period with respect to the Performance Shares to which such certificates relate, at which time they shall be released to Employee by the Escrow Agent; provided, however, that a portion of such Performance Shares shall be surrendered in payment of required withholding taxes in accordance with Section 9 hereof, unless alternative procedures for the payment of required withholding taxes are established by the Company.

(b) Upon the termination of the Restriction Period and subject to the satisfaction of all terms and conditions contained herein and in the Plan, the Committee shall cause the Escrow Agent to, and the Escrow Agent shall, deliver a stock certificate in respect of the vested Performance Shares to Employee, free and clear of all Restrictions hereunder.

6. Employee’s Stockholder Rights.

During the Restriction Period, Employee shall have all of the rights of a holder of Common Stock with respect to the Performance Shares except for the right to transfer the Performance Shares, as set forth in Section 3 hereof. In particular, Employee shall have the right to vote the Performance Shares at any meeting of the stockholders of the Company at which a holder of Common Stock is entitled to vote and to receive any dividends or other distributions paid on the Common Stock as if the Performance Shares were fully vested shares of Common Stock, less applicable withholding taxes (it being understood that cash dividends generally will be taxable as ordinary compensation income during the Restriction Period, unless Employee makes an election under Section 83(b) of the Code as provided in Section 9(e) of this Agreement). It is the Committee’s intention that, for purposes of Section 409A of the Code, neither (i) the grant of the Performance Shares nor (ii) the right to receive dividends with respect to the Performance Shares during the Restriction Period shall be treated as deferred compensation and that any ambiguities in construction be interpreted to effectuate such intent. During the Restriction Period, any payment of dividends to Employee on or with respect to the Performance Shares shall be made at the same time as such dividend is paid to holders of Common Stock; provided, however, that, in any event, such payment to Employee shall be made no later than the fifteenth day of the third month following the end of the taxable year in which the dividend is declared. In the event the Award, or any portion of it, is forfeited in accordance with the terms of this Agreement, any dividends or distributions to which Employee became entitled on or prior to the date of forfeiture of the Award, whether or not previously paid, will remain the property of Employee and are not subject to forfeiture.

7. Lapse of Restrictions.2

(a) Notwithstanding the terms and conditions of Section 2 hereof, upon termination of Employee’s employment with the Company or any of its subsidiaries by reason of Employee’s death, disability or adjudicated incompetency, this Award and any Performance Shares represented thereby shall become fully vested to the extent that it has not previously been forfeited, and the Restriction shall lapse and have no further force or effect. For purposes of this Agreement, the term “disability” shall mean Employee’s Disability as defined in Section 2.12 of the Plan. Once Employee has been disabled as defined in this Section for a period of at least 180 consecutive days, the disability shall be deemed to have occurred on the first day of such 180-day period. In the event of Employee’s death prior to the delivery to Employee of the vested Performance Shares, said vested Performance Shares shall be delivered to Employee’s estate or designated beneficiary.

8. Forfeiture of Shares.

(a) Non-Satisfaction of Vesting Requirements. If the vesting requirements applicable to any portion of the Award are not satisfied as described in Sections 2(a)-(c) hereof [modify as appropriate] (other than if Employee’s employment is terminated as described in Section 7 hereof), then that portion of the Award and any Performance Shares represented thereby shall be forfeited by Employee and Employee’s rights with respect thereto shall cease without consideration to Employee or Employee’s executor, administrator, personal representative or heirs (“Representative”). In any such event, Employee or Employee’s Representative shall promptly deliver any documents requested by the Company necessary to effect the forfeiture.

[2]	Performance Share Agreements for executive officers also include provisions relating to accelerated vesting upon termination of employment by the Company for any reason other than for “Cause” (generally as defined in the Plan) and by Employee for “Good Reason” (generally defined to include any material diminution in salary or responsibilities or place of employment relocation).

(b) Termination of Employment. Other than if Employee’s employment is terminated as described in Section 7 hereof, if Employee’s employment with the Company is terminated at any time for any reason (including but not limited to Employee’s voluntary resignation), prior to the vesting date for any portion of the Award granted hereunder, such unvested portion of the Award (i.e., Tranche A and/or Tranche B) [modify as appropriate] and any Performance Shares represented thereby shall be forfeited by Employee and Employee’s rights with respect thereto shall cease without consideration to Employee or Employee’s Representative. In any such event, Employee or Employee’s Representative shall promptly deliver any documents requested by the Company necessary to effect the forfeiture.

9. Taxes.

(a) The grant of the Performance Shares and the lapse of the Restriction on the Performance Shares pursuant to Section 2 or Section 7 hereof shall be conditioned on Employee or the Representative having made appropriate arrangements with the Company to provide for the withholding of any taxes (including, for all purposes of this Section 9, FICA and other payroll taxes and social insurance contributions) required to be withheld by federal, state or local law with respect to such grant or lapse.

(b) Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Performance Shares hereunder. Employee shall surrender (or the Company may withhold from delivery to Employee) a sufficient number of whole shares of Performance Shares as may be necessary to cover all applicable withholding taxes at the time of grant or the time that the restrictions on the Performance Shares lapse, unless alternative procedures for such payment are established by the Company. To the extent that any surrender of Performance Shares or alternative procedure for such payment is insufficient, Employee authorizes the Company, its affiliates and subsidiaries, to deduct all applicable withholding taxes from Employee’s compensation. Employee agrees to pay to the Company any amount of withholding taxes that cannot be satisfied from wages or other cash compensation and that are not otherwise provided for hereunder.

(c) Regardless of any action that the Company takes with respect to any item of income tax, social insurance contribution, payroll tax, payment or other tax-related item (“Tax-Related Items”), Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Employee is and remains Employee’s responsibility, and that the Company (i) makes no representation or undertaking regarding the treatment of any Tax-Related Item in connection with any aspect of this grant of Performance Shares, including the grant, vesting or release of Performance Shares, the subsequent sale of unrestricted shares of Common Stock and the receipt of any dividends and (ii) does not commit to structure the terms or any aspect of this grant of Performance Shares to reduce or eliminate Employee’s liability for Tax-Related Items. Employee shall pay the Company any amount of Tax-Related Items that the Company or its subsidiaries may be required to withhold as a result of Employee’s participation in the Plan or Employee’s receipt of Performance Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Performance Shares if Employee fails to comply with Employee’s obligations in connection with Tax-Related Items.

(d) It is the Committee’s intent that the Performance Shares shall not be treated as a payment of deferred compensation for purposes of Section 409A of the Internal Revenue Code, as amended from time to time, and that any ambiguities in construction be interpreted to effectuate such intent.

(e) Section 83(a) of the Code provides that on the vesting date of the Performance Shares, Employee must include in Employee’s taxable income as compensation an amount equal to the Fair Market Value (determined as of the vesting date of such Performance Shares) of the Performance Shares over the amount (if any) paid for such Performance Shares. If Employee chooses, Employee may make an election under Section 83(b) of the Code, which would cause Employee to recognize compensation income for Employee’s taxable year in which the Performance Shares are granted, in the amount of the excess (if any) of the Fair Market Value of the Performance Shares acquired (determined as of the date of grant of the Performance Shares) over the amount (if any) paid for such Performance Shares. A Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the Date of Grant. Employee shall provide prompt notice to the Company of Employee’s decision to make a Section 83(b) election. The form for making a Section 83(b) election is attached as Exhibit B. Employee acknowledges that it is Employee’s sole responsibility (i) to determine whether making an election under Section 83(b) of the Code is appropriate in Employee’s particular circumstances, and (ii) if Employee so chooses, to file timely the Section 83(b) election, and further acknowledges that failure to file a Section 83(b) election within the applicable thirty (30) day period may result in the recognition of ordinary compensation income when the Restriction Period lapses. Employee also acknowledges that it is Employee’s responsibility to consult with Employee’s personal tax and/or legal advisors, and the Company shall not have any responsibility or liability with respect to any decision made by Employee, with respect to an election or decision not to make an election under Section 83(b).

10. Data Privacy Consent.

Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee’s personal data as described in this document, by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan. Employee understands that the Company, its affiliates and its subsidiaries hold certain personal information about Employee, including, but not limited to, Employee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Employee’s favor for the purpose of implementing, managing and administering the Plan (the “Data”). Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than Employee’s country. Employee understands that Employee may request a list of the names and addresses of any potential recipients of the Data by contacting the Company’s director of human resources. Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing

Employee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Employee may elect to deposit any shares of Common Stock acquired under the Plan. Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. Employee understands that Employee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s director of human resources in writing. Employee understands that refusing or withdrawing consent may affect Employee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, Employee understands that Employee may contact the Company’s director of human resources.

11. Plan Information.

Employee acknowledges that Employee has received a copy of the Plan, the Plan prospectus and other Plan information, and acknowledges that additional copies of and any updates to the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Secretary of the Company.

12. Acknowledgment and Waiver.

By accepting this grant of Performance Shares, Employee acknowledges and agrees that (i) each of the Plan and this Agreement is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time in accordance with the terms of the Plan, including Section 15 thereof; (ii) the grant of Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of performance shares, or benefits in lieu of performance shares, even if performance shares have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Committee; (iv) Employee’s participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate Employee’s employment relationship at any time with or without Cause, and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) Employee is participating voluntarily in the Plan; (vi) stock and stock grants (including performance share grants) are an extraordinary item that is outside the scope of Employee’s employment contract, if any [, unless specifically provided for therein]; (vii) stock and stock grants (including performance share grants) are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, insofar as permitted by law; (viii) in the event that Employee is not an employee of the Company, this grant of Performance Shares will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate of the Company; (ix) the future value of the underlying Common Stock is unknown and cannot be predicted with certainty; (x) in consideration of this grant of Performance Shares, no claim or entitlement to compensation or damages shall arise from termination of this Award or diminution in value of this Award or the Performance Shares resulting from termination of Employee’s employment (whether or not in breach of local labor laws) pursuant to Section 8 hereof, and

Employee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Employee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (xi) notwithstanding any term or condition of the Plan to the contrary, in the event of involuntary termination of Employee’s employment for Cause (whether or not in breach of local labor laws), Employee’s rights under this Agreement, including the right to vest in unrestricted shares of Common Stock, if any, will terminate effective as of the date that Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment for Cause (whether or not in breach of local labor laws), Employee’s right to vest in this Award after termination of employment, if any, will be measured by the date of termination of Employee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Employee is no longer actively employed for purposes of this Performance Shares grant.

13. Miscellaneous.

(a) The Company shall not be required (i) to transfer on its books any Performance Share that has been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such Performance Share or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Performance Share has so transferred.

(b) Certain Definitions. For purposes of this Agreement:

(i) “affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, or is controlled by, or is under common control with, such Person.

(ii) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(iii) “Fair Market Value” on any date means (a) the closing price in the primary trading session for a share of Common Stock on such date on the stock exchange, if any, on which Common Stock is primarily traded (or if no shares were traded on such date, then on the most recent previous date on which any shares were so traded), (b) if clause (a) is not applicable, the closing price of the shares of Common Stock on such date on The Nasdaq Stock Market at the close of the primary trading session (or if no shares were traded on such date, then on the most recent previous date on which any shares were so traded) or (c) if neither clause (a) nor clause (b) is applicable, the value of a share for such date as established by the Committee, using any reasonable method of valuation.

(iv) “Person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(v) “subsidiary” shall mean any Person (other than the Company) in an unbroken chain of Persons beginning with the Company, if each of the Persons other than the last Person in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other Persons in such chain. A Person that becomes a subsidiary on a date after the execution of this Agreement shall be considered a subsidiary commencing as of such date.

(c) Further Assurances. The parties hereto hereby agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(d) Documents Incorporated by Reference. The Plan is incorporated herein by reference. The Plan and this Agreement (and any documents or certificates executed in connection herewith) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern.

(e) Amendments. This Agreement may not be modified in a manner that adversely alters or impairs any rights or obligations of Employee under this Agreement without the written consent of Employee, except in accordance with the terms of the Plan, including Section 15 thereof.

(f) Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Employee at Employee’s address then on file with the Company.

(g) Successors and Assigns. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and Employee, the heirs and legatees of Employee’s estate and Employee’s Representative, whether or not any such person has become a party to this Agreement and has agreed in writing to be joined herein and be bound by the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Employee without the prior written consent of the Company.

(h) Adjustment upon Certain Changes in Capitalization. To the extent permitted by Sections 11 and 12 of the Plan, in the event of any Change in Control (as defined in Section 2.7 of the Plan), share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Agreement, the Committee is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Agreement, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of restricted or unrestricted shares, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment by the Company or a subsidiary or affiliate. Unless otherwise determined by the Committee, such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and other criteria contained herein that were applicable to the Performance Shares being adjusted prior to such adjustment.

(i) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(j) Severability; Counterparts. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. If any provision of this Agreement is held unlawful or unenforceable in any respect, such provision shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same approval.

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IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first above written.

CITADEL BROADCASTING CORPORATION

By:
Name:
Title:

EMPLOYEE

[EMPLOYEE’S FULL NAME]
(signature of Employee)

RETAIN THIS AGREEMENT FOR YOUR RECORDS

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto Citadel Broadcasting Corporation (the “Company”),                                                   (            ) shares of the Common Stock, par value $0.01 per share, of the Company standing in his/her/their/its name on the books of the Company represented by Certificate No.                                  herewith and do(es) hereby irrevocably constitute and appoint                                                   his/her/their/its attorney-in-fact, with full power of substitution, to transfer such shares on the books of the Company.

Dated:	Signature:

Print Name and Mailing Address

INSTRUCTIONS: Please do not fill in any blanks other than the signature line and printed name and mailing address. Please print your name exactly as you would like your name to appear on the issued stock certificate.

EXHIBIT B

SECTION 83(b) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

1.	The taxpayer who performed the service is:

Name:

Address:

Social Security Number:

2.	The property with respect to which the election is being made is performance-based restricted shares of the Common Stock, par value $0.01 per share, of Citadel Broadcasting Corporation (“Citadel”).

3.	The property was issued on .

4.	The taxable year in which the election is being made is the calendar year .

5.	The property is subject to forfeiture if the performance objectives specified in the grant are not satisfied by the specified time or the taxpayer ceases to be employed by Citadel under certain circumstances, at any time prior to the applicable vesting date. The forfeiture provision lapses in a series of installments over a -year period ending on , 200 .

6.	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

7.	The amount paid for such property is $0.00 per share.

8.	A copy of this statement was furnished to the Company for whom taxpayer rendered the services underlying the transfer of property.

9.	This statement is executed on .

Taxpayer:

Spouse (if any):

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the grant of Restricted Stock. This filing should be made by registered or certified mail, return receipt requested. You should retain two (2) copies of the completed form for filing with your Federal and state tax returns for the current year and an additional copy for your records.